Exhibit 10.1

Extension of Waiver and Ninth Amendment

This Extension of Waiver and Ninth Amendment, dated as of March 1, 2004 (this “Agreement”), is made in respect of the Credit and Guarantee Agreement, dated as of June 26, 1997 (as amended and in effect, the “Credit Agreement”), among Bush Industries, Inc., a Delaware corporation (the “Company”), each Foreign Subsidiary Borrower (as defined in the Credit Agreement) (together with the Company, the “Borrowers”), the several banks and other lenders from time to time parties thereto (the “Lenders”) and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). The Credit Agreement was previously amended by the First through Eighth Amendments thereto among the Borrowers, the Lenders and the Administrative Agent.

Statement of the Premises

Pursuant to the Waiver and Eighth Amendment dated as of November 7, 2003 among the Borrowers, the Lenders and the Agent, the Lenders waived compliance with certain financial covenants in the Credit Agreement as at the fiscal quarter end dates of September 27, 2003 and January 3, 2004 until March 1, 2004 (the “Waiver Expiration Date”). The Company has requested that the Lenders and Administrative Agent now extend the Waiver Expiration Date to April 1, 2004. In addition, the Lenders and Administrative Agent desire to amend certain provisions of the Credit Agreement.

Statement of Consideration

Accordingly, in consideration of the premises and under the authority of Section 5-1103 of the New York General Obligations Law, the Borrowers, the Lenders and the Administrative Agent agree as follows.

Agreement

I. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

II. Waiver and Limitation of Waiver.

(a) Waiver. Upon the satisfaction of all conditions set forth in Part V hereof, but subject to the conditions subsequent set forth in Part VI hereof and subject to Section (b) of this Part II below, the Lenders and Administrative Agent waive any and all noncompliance by the Company with subsections 10.1 and 10.2 of the Credit Agreement computed as at the fiscal quarter end dates of September 27, 2003 and January 3, 2004 (and only in respect of compliance required or computed as at such fiscal quarter end dates) and any or all noncompliance by the Company with subsection 10.3 of the Credit Agreement at any time to (but not including) April 1, 2004 (the “Extended Waiver Expiration Date”), together with the right to deem any such noncompliance within the description of the foregoing waiver as an “Event of Default” pursuant to Section 12 of the Credit Agreement or a failure of a condition precedent or a breach of warranty under subsection 8.3 of the Credit Agreement (collectively, the “Waiver”).

(b) Limitation of Waiver. Upon the Extended Waiver Expiration Date, unless this Agreement shall have been amended to the contrary by a further written agreement formally executed by the parties and complying with the requirements of subsection 14.1 of the Credit Agreement, the Waiver shall automatically and immediately terminate (without cure period or notice) and shall be of no further force and effect, and any noncompliance described and waived pursuant to and under the Waiver shall constitute an Event of Default under the Credit Agreement with the same force and effect as though the Waiver had never been in effect prior to the Extended Waiver Expiration Date. The Borrowers acknowledge and agree that the Administrative Agent and the Lenders have not made any agreement whatsoever to extend the Extended Waiver Expiration Date or to otherwise forbear from the acceleration and collection of all of the Obligations on or after the Extended Waiver Expiration Date. The Waiver is without limitation of the rights of the Administrative Agent and the Lenders in respect of any Default or Event of Default arising under any provision in the Credit Agreement which is not expressly and specifically subject to the Waiver.

III. Amendments to Credit Agreement.

(a) Amendments to Subsection 1.1; Additional Definitions. Subsection 1.1 of the Credit Agreement is hereby amended by adding thereto the following definition.

“Ninth Amendment Effective Date”: March 1, 2004.

(b) Amendment to Subsection 1.1: Definition of “Alternate Base Rate”. The definition of “Alternate Base Rate” contained in subsection 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Alternate Base Rate” means: (1) for any day prior to the Ninth Amendment Effective Date, a rate per year (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; and (2) for each day on and after the Ninth Amendment Effective Date, a rate per year equal to the Prime Rate in effect on such day plus two percent (2%). If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

(c) Amendment to Subsection 1.1: Definition of “Security Documents”. The definition of “Security Documents” contained in subsection 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Security Documents”: the collective reference to the Pledge Agreement, the Domestic Subsidiary Guarantee, the Foreign Subsidiary Guarantees and the Collateral Agreement and any additional pledge, mortgage, guaranty, assignment, subordination, security agreement or any similar agreement that may be delivered to the Administrative Agent as collateral security or credit support for any or all of the Obligations, in each case as amended, supplemented or otherwise modified from time to time.

(d) Amendment to Section 3: Amount and Terms of Swing Line Commitments. Section 3 of the Credit Agreement is hereby amended by adding Section 3.6 thereto as follows:

3.6 Termination of Swing Line. On or before the Ninth Amendment Effective Date, either (i) the Company shall have paid each Swing Line Loan in full, including all accrued interest, or (ii) to the extent that the Company has not paid any Swing Line Loan in full, each such Swing Line Loan shall be or shall have been refunded by the Lenders as a Revolving Credit Loan pursuant to and in accordance with the provisions of Section 3.4 and effective on the day of such payment or refunding, all Swing Line Commitments shall be deemed to have terminated and no Swing Line Borrowings shall thereafter be made.

(e) Amendment to Subsection 4.1: Multicurrency Commitments. Subsection 4.1 of the Credit Agreement is hereby amended by adding the following clause (d) at the end of the first sentence:

; and (d) provided that on and after the Ninth Amendment Effective Date: (i) no Multicurrency Loan shall be made other than Loans denominated in Euros (meaning the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty); (ii) and no Multicurrency Loan shall be made if after giving effect thereto the aggregate principal amount of all Multicurrency Loans would exceed 40,000,000 Euros; and (iii) no Multicurrency Loan shall be made if after giving effect thereto the Aggregate Total Outstandings exceed an amount equal to the remainder after subtracting $2,000,000 from the aggregate amount of all Revolving Credit Commitments then outstanding.

(f) Amendment to Subsection 6.1: Interest rates and Payment Dates. Subsection 6.1 of the Credit Agreement is hereby amended by deleting paragraph (c) of such subsection in its entirety and substituting in lieu thereof the following:

(c) Prior to the Ninth Amendment Effective Date, each ABR Loan shall bear interest for each day that it is outstanding at a rate per year equal to the Alternate Base Rate for such day plus the Applicable Margin (which shall be one and one-quarter percent (1.25%) from and after the Eighth Amendment Effective Date to the Ninth Amendment Effective Date). On an after the Ninth Amendment Effective Date, each ABR Loan shall bear interest for each day that it is outstanding at a rate per year equal to the Alternate Base Rate for such day (which shall be the Prime Rate plus two percent (2%)).

(g) Amendment to Subsection 9.2: Certificates; Other Information. Subsection 9.2 of the Credit Agreement is hereby amended by changing paragraph (g) of such Subsection to read in its entirety as follows:

(g) By Friday of each week: (i) a cash flow forecast for a fourteen week period, accompanied by a certificate of a Responsible Officer to the effect that such forecast has been prepared on the basis of sound financial planning practice and that such Responsible Officer has no reason to believe such forecasts are misleading in any material respect, (ii) a report of the prior week’s cash flow and a comparison thereof to the budget, (iii) a report of the prior week’s inventories and accounts receivable on a consolidated and consolidating basis, and (iv) a report of the Company’s implementation of cost reduction measures.

(h) Schedule 1. Schedule 1 to the Credit Agreement (added by the Waiver and Amendment Eight to the Credit Agreement) shall be in the form of Schedule 1 annexed hereto.

IV. Resignation of Co-Agent. On and as of the Ninth Amendment Effective Date, Citizens Bank Of Pennsylvania, as successor to Mellon Bank, N.A., resigns as the Co-Agent under the Credit Agreement, its resignation is accepted by the Agent and the Lenders, and, except for each provision in the Credit Agreement which limits the liability of the Co-Agent, all other provisions in the Credit Agreement relating to the Co-Agent and all other references in the Credit Agreement to the Co-Agent shall be deemed to be deleted.

V. Conditions to Effectiveness. This Agreement shall become effective on the date on which (a) the Company, the Foreign Subsidiary Borrowers and the Required Lenders shall have executed and delivered to the Administrative Agent this Agreement; (b) the Administrative Agent shall have received, for the account of each Lender, a fee in the amount set forth in Annex A hereto as the Ninth Amendment Fee for such Lender; (c) the Administrative Agent shall have received a certified copy of resolutions of the Board of Directors of each of the Borrowers authorizing this Agreement; (d) the Administrative Agent shall have received a satisfactory written legal opinion of counsel to the Company covering such matters with respect to this Agreement as the Administrative Agent shall reasonably request; and (e) the Administrative Agent shall have received a General Release in substantially the form of Exhibit A hereto from each of the Borrowers and each Subsidiary of the Company which is a signatory to a Loan Document.

VI. Conditions Subsequent. The Borrowers shall cause to be delivered to the Agent, no later than March 12, 2004, each of the agreements, schedules, documents and items of information set forth on Schedule A annexed hereto (the “Subsequent Items”). The failure of the Borrowers to provide any of the Subsequent Items listed as items 1, 2 and 3 in a true and complete form by March 12, 2004, or the failure of the Borrowers to cause the pledge of additional stock listed as item 4 on Schedule A to be in full force and effect by March 12,2004, shall, upon the election and declaration of the Required Lenders, constitute an immediate termination of the Waiver and an Event of Default under the Credit Agreement and all other Loan Documents.

VII. Representations and Warranties. The representations and warranties made by the Borrowers in the Loan Documents are true and correct in all material respects on and as of the Ninth Amendment Effective Date, after giving effect to the effectiveness of this Agreement, as if made on and as of the Ninth Amendment Effective Date, except to the extent that such representations and warranties expressly relate to a specific earlier date in which case the Company hereby confirms, reaffirms and restates such representations and warranties as of such earlier date.

VIII. Payment of Expenses. The Company agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Agreement, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent. Nothing in this Section VIII shall be deemed to limit any right of the Lenders to reimbursement by the Company of the costs and expenses of the Lenders pursuant to and under Subsection 14.5 of the Credit Agreement.

IX. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the Notes are and shall remain in full force and effect.

X. Governing Law; Counterparts. (a) This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (without regard to conflict-of-laws rules which would require the application of the laws of any other jurisdiction).

(b) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all of the parties shall be lodged with the Company and the Administrative Agent. This Agreement may be delivered by facsimile transmission of the relevant signature pages hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

Bush Industries, Inc.		Rohr-Bush GMBH & Co., as a Foreign Subsidiary Borrower

By:	/s/	By:	/s/

Title:		Title:

Bush Viotechnik GMBH, as a Foreign Subsidiary Borrower		JPMorgan Chase Bank, as Administrative Agent and a Lender

By:	/s/	By:	/s/

Title:		Title:

Wachovia Bank, National Association		National City Bank Of Pennsylvania

By:	/s/	By:	/s/

Title:		Title:

HSBC Bank USA		Citizens Bank Of Pennsylvania

By:	/s/	By:	/s/

Title:		Title:

Fleet National Bank		B IV Capital Partners, L.P. By: GP Capital IV, LLC, its General Partner By: DDJ Capital Management, LLC, Manager

By:	/s/	By:	/s/

Title:		Title:	Member

ANNEX A

Ninth Amendment Fee

Lender	Ninth Amendment Fee
JPMorgan Chase Bank	$28,901.74
Citizens Bank of Pennsylvania	$26,011.56
HSBC Bank USA	$15,895.95
Fleet National Bank	$15,895.95
Wachovia Bank, National Association	$14,450.87
National City Bank of Pennsylvania	$13,005.78
B IV Capital Partners, L.P.	$10,838.15

Schedule 1

Schedule Of Periodic Limits For Fees And Expenses Which Are Excluded From

Consolidated EBITDA (As Accrued During Each Period)

1.	During the period from September 28, 2003 to January 3, 2004:

a.	Severance expenses and expenses for maintenance of the Saint Paul facility in an aggregate amount not to exceed $1,500,000; and

b.	Fees and expenses related to the restructure (such as bank fees, legal fees, appraisal fees, consultant fees, investment banker fees) in an aggregate amount not to exceed $3,200,000.

2.	During the period from January 4, 2004 to March 1, 2004:

a.	Severance expenses and expenses for maintenance of the Saint Paul facility in an aggregate amount not to exceed $400,000; and

b.	Fees and expenses related to the restructure (such as bank fees, legal fees, appraisal fees, consultant fees, investment banker fees) in an aggregate amount not to exceed $1,750,000.

Schedule A to Extension of Waiver and Ninth Amendment

Schedules, Documents and Other Items of Information to be Delivered to Agent by March 12, 2004

1. All Schedules to the Credit Agreement and the Collateral Agreement to be updated with current information.

2. A complete real estate title file on all locations owned by the Borrowers or their Subsidiaries (including locations in Germany) and a schedule identifying the location, landlord and lease terms for any other facility used or occupied by the Borrowers or their Subsidiaries (including locations in Germany).

3. A detailed description of all inventory and equipment located in Germany sufficient under German law for identification of such goods as collateral for security for payment of debt, including, to the extent not provided in response to 2, above, a description of the location of such inventory and equipment.

4. A pledge of all shares of and ownership interests in Bush Beteiligungsgesellschaft mbH (as the sole limited partner of Röhr-Bush GmbH & Co KG and majority shareholder of Röhr-Bush Management GmbH) as security for payment of the Obligations.

Exhibit A

Form of General Release

General Release

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, know that each of the undersigned, as “Releasors”, hereby release and discharge JPMorgan Chase Bank, Wachovia Bank, National Association, B IV Capital Partners, L.P., National Association, National City Bank Of Pennsylvania, HSBC Bank USA, Fleet National Bank, Citizens Bank Of Pennsylvania (collectively, the “Lenders”), and JPMorgan Chase Bank, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the officers, employees, successors and assigns of the Lenders and the Administrative Agent (collectively referred to hereinafter as ‘Releasees”), from all actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law or equity, which against the Releasees in any capacity, the Releasors and their successors and assigns can, shall or may have, upon, or by reason of any matter, cause or thing whatsoever arising pursuant to, under or in connection with the “Loan Documents” as defined in the Credit and Guarantee Agreement dated as of June 26, 1997 among the Administrative Agent and the Lenders (or their predecessors in interest), and under all ancillary documents and instruments thereto, and any breach of any agreements, covenants, contracts, promises or variances thereunder, and all transactions and matters occurring thereunder or with respect thereto, from the beginning of time through this date, March 1, 2004.

This General Release is made in consideration of the Lenders and the Administrative Agent entering into the Waiver and Ninth Amendment to the Credit Agreement dated as of March 1, 2004 among the Administrative Agent, the Lenders and the “Borrowers” (as defined in the Credit Agreement), and for other and good and valuable consideration, receipt of which is hereby acknowledged.

IN WITNESS WHEREOF, each of the Releasors has executed this Release or caused this Release to be executed by its duly authorized officer.

Dated: As of March 1, 2004

Bush Industries, Inc.

By:

Title:

Rohr-Bush GMBH & Co., as a Foreign Subsidiary Borrower

By:

Title:

Bush Viotechnik GMBH, as a Foreign Subsidiary Borrower

By:

Title:

Bush Industries of Pennsylvania, Inc.

By:

Title:

Bush Industries of Ohio, Inc.

By:

Title:

Bush Management, Inc.

By:

Title:

Bush Service Group, Inc.

By:

Title:

Fournier Furniture, Inc.

By:

Title:

The Color Works, Inc.

By:

Title:

Bush Technologies, Inc.

By:

Title: